EXHIBIT 10.2

CHANGES TO COMPENSATION PROGRAM FOR THE NON-EMPLOYEE DIRECTORS OF AK STEEL HOLDING CORPORATION

On July 24, 2014, the Board of Directors (the “Board”) of AK Steel Holding Corporation (the “Company”), upon the recommendation of the Management Development and Compensation Committee, approved certain changes to the compensation program for non-employee Directors. The Board approved a $5,000 increase to the cash component of the annual Board retainer fee, from $60,000 to $65,000, and a $15,000 increase in the restricted stock unit component of the annual Board retainer fee, from $90,000 to $105,000. These changes were made effective as of August 1, 2014. All other aspects of the non-employee Director compensation program remain as disclosed in the Company’s Proxy Statement for its 2014 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on April 21, 2014.